UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2026

Grayscale CoinDesk Crypto 5 ETF

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-42855	98-1406784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Grayscale Investments Sponsors, LLC 290 Harbor Drive, 4th Floor
Stamford, Connecticut		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 668-1427

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Grayscale CoinDesk Crypto 5 ETF Shares	GDLC	NYSE Arca, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Capitalized terms used but not defined herein have the definitions given to them in the Fund’s Registration Statement on Form S-3, as amended (File No. 333-286293).

Item 1.01. Entry into a Material Definitive Agreement.

Additional Custodian; Custody Services Agreement

On September 29, 2026, Grayscale Investments Sponsors, LLC, the manager (the “Manager”) of the Grayscale CoinDesk Crypto 5 ETF (the “Fund”), on behalf of the Fund, and Anchorage Digital Bank N.A. (“Anchorage Digital”), a national trust bank chartered by the Office of the Comptroller of the Currency, entered into the Sixth Amendment (the “Anchorage Digital Amendment”) to the Master Custody Service Agreement, dated as of August 8, 2025 (as amended, the “Anchorage Digital Custodian Agreement”), pursuant to which the Fund became a party to the Anchorage Digital Custodian Agreement.

Pursuant to the Anchorage Digital Custody Agreement, Anchorage Digital will provide services related to the custody and safekeeping of a portion of the Fund’s Fund Components holdings.

The Manager intends to utilize Anchorage Digital’s services to custody a portion of the Fund’s Fund Components. The Fund’s existing custody arrangement with Coinbase Custody Trust Company, LLC is unaffected by the Fund’s entry into the Anchorage Digital Custodian Agreement, and Coinbase remains the Fund’s primary custodian. The Manager shall, in its sole discretion, determine the amounts held at either custodian as permitted by the Limited Liability Company Agreement. At the current time, the Manager has not determined the total amount of the Fund’s Fund Components it will move to Anchorage Digital. The addition of Anchorage Digital reflects the Manager’s ongoing risk management approach as part of the Fund’s growing size. References to the “Custodian” in this prospectus refer to Coinbase Custody Trust Company, LLC, Anchorage Digital and/or other custodians, collectively or in their individual capacities, as the context may require.

With respect to the Fund’s Fund Components held by Anchorage Digital, upon Manager instruction, Anchorage Digital will withdraw from the Fund’s account maintained with Anchorage Digital the amount of Fund Components necessary to pay the Fund’s Manager’s Fee and any Additional Fund Expenses, consistent with the procedures described on page 34 of the Fund’s Annual Report, dated September 3, 2026, under “Business—Expenses; Sales of Fund Components—Dispositions of Fund Components.” Fees paid to the Additional Custodian are a Manager-paid Expense.

Under the Anchorage Digital Custodian Agreement, Anchorage Digital receives the Fund’s Fund Components for storage by generating private keys and their corresponding public keys, and retains custody of those private keys at all times. The hardware security module Anchorage Digital uses to safeguard such private keys is located in the United States.

In the event of a fork of a Digital Asset Network, the Anchorage Digital Custody Agreement provides that Anchorage Digital may temporarily suspend services, and may, in its sole discretion, determine whether or not to support (or cease supporting) either branch of the forked protocol entirely, provided that Anchorage Digital shall use commercially reasonable efforts to avoid ceasing to support both branches of such forked protocol.

In addition, the Additional Custodian is required under the Anchorage Digital Custodian Agreement to maintain certain insurance coverage, which the Manager believes is industry standard, including commercial crime insurance or a fidelity bond with limits of not less than $100 million in the aggregate, covering theft of money or other property under the Additional Custodian’s case, custody or control, including digital assets held in cold storage. Shareholders cannot be assured that the Additional Custodian will maintain adequate insurance or that such coverage will cover losses with respect to the Fund’s Fund Components.

The foregoing description of the Anchorage Digital Custodian Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Anchorage Digital Custodian Agreement and the Anchorage Digital Amendment, which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Master Custody Service Agreement, dated as of August 8, 2025, by and between Anchorage Digital Bank N.A and Grayscale Investments Sponsors, LLC, for itself and as Manager of the Clients listed on the signature pages thereto.

10.2	Sixth Amendment to the Master Custody Service Agreement, dated September 29, 2026, by and between the Manager on behalf of the Fund and Anchorage Digital Bank N.A.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Grayscale Investments Sponsors, LLC, as Manager of Grayscale CoinDesk Crypto 5 ETF

Date:	October 5, 2026	By:	/s/ Kathryn Masci
Name: Kathryn Masci Title: Interim Chief Financial Officer*

*	The Registrant is a fund and Ms. Masci is signing in her capacity as Principal Financial and Accounting Officer of Grayscale Investments Sponsors, LLC, the Manager of the Registrant.